Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form S-11 No. 333-216037) and related Prospectus of FS Credit Real Estate Income Trust, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 22, 2018, with respect to the consolidated financial statements and schedule of FS Credit Real Estate Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 17, 2018